FILE NO.   811-07615
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                                        SECURITIES AND EXCHANGE COMMISSION
                                               WASHINGTON, DC 20549

                                                     FORM N-8A

                    NOTIFICATION OF AMENDMENT OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: CONSECO ADVISOR VARIABLE ANNUITY ACCOUNT
      (Formerly Rydex Advisor Variable Annuity Account)

Address of Principal Business Office:

         11825 North Pennsylvania Street
         Carmel, Indiana 46032-4572

Telephone Number: (800) 437-3506

Name and Address of Agent for Service of Process:
         Karl W. Kindig, Esq.
         Conseco Variable Insurance Company
         11825 North Pennsylvania Street
         Carmel, Indiana 46032
            (800) 437-3506

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No



                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Carmel and State of Indiana on the 23rd day of April, 2001.

                             SIGNATURE: CONSECO ADVISOR VARIABLE ANNUITY ACCOUNT
                                        Registrant

                                       By: Conseco Variable Insurance Company

                                       By: s/s Thomas J. Kilian
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                                                 PRESIDENT
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                                                     Title



ATTEST:  /s/ Jane S. Adams
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              Name

        SENIOR VICE PRESIDENT
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                Title